Global Equity International Inc.

Office 3305, Jumeirah Bay Tower X3,
Jumeirah Lake Towers,

Dubai, UAE.

Delivered by email

December 7, 2017

Dear Mr. Taddei,

Further to our earlier conversation today, I now write to confirm the delay in the funding/investment into Global Equity International Inc.

As you will know, William Marshal Plc. was expecting to receive funds this week from the AION SICAV-SIF, the SICAV-SIF itself sitting within UK SIPP pension structures. It has become apparent that there have been some on-boarding errors between the AION fund and the SIPP Providers, resulting in an incapacity for the SIPP providers to purchase the AION fund. One fundamental reason for the issues has been traced back to incorrect ISIN numbers being applied during the on-boarding process.

We are working very hard with the respective counter-parties to resolve these issues as quickly as possible, but it does mean that the funding programme will not be able to commence this week. Due to the sometimes complex nature of the regulatory requirements, it is very hard to give a precise time when these machinations will be resolved, but we do expect to commence the funding programme in December.

It is also worth reiterating that we are not solely reliant on the AION SICAV-SIF for inward investment, and given the above scenario we will endeavour to ensure our other activities and routes to market can make up for the delay experienced with the AION fund.

I remain available for your assistance should you require anything further and would like to apologise for the delay experienced.

Yours Sincerely,

/s/ Jonathan Blythe
Jonathan Blythe